Exhibit 10.1

Arrangements with John D. Poe

On October 6, 2003, Jason L. Carlson was promoted to the position of President and Chief Executive Officer of the Company. John D. Poe, who had served as Chief Executive Officer since October 1985, continues in his role as Chairman of the Board of Directors.

Upon this change in status Mr. Poe’s compensation was adjusted to be consistent with that of other outside directors, which includes a twice-yearly stock option grant to purchase 5,000 shares at the market price as of the date of grant.

In lieu of cash retainers and meeting fees for the period October 6, 2003 through July 15, 2008, Mr. Poe was granted an option for shares of the Company’s stock. Based on the same formula applicable to other outside directors and taking into consideration the leadership role of the Chairman, he was granted an option for 45,960 shares. The vesting and other terms and conditions of the option, which are the same as those applicable to other outside directors, are specified in the Form of Award Agreement filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 27, 2002.

In addition to the compensation provided to outside directors generally, the following arrangements have been made with Mr. Poe:

He is entitled to continue participation in Company-sponsored medical and dental plans on an individual or family basis, as he elects, until he reaches the age of sixty-five. The Company is not obligated to provide any insurance not available to Company employees generally and the allocation of premiums between the Company and Mr. Poe will be calculated in the same manner as for Company employees generally. Mr. Poe will pay his allocated portion of the premiums on an annual basis.

Should Mr. Poe leave the Board in good standing prior to the final vesting date for employee stock options awarded to him prior to October 6, 2003, and if he so requests, the Company will employ him on a part time basis from the date he ceases to be a Director until September 21, 2007 on such terms and conditions as the Compensation Committee may then establish.

The Company will continue to provide to Mr. Poe, without charge, a computer, cell phone and similar items for use on Company business.

An employee who terminates his or her employment with the Company during the year may be awarded, at the sole discretion of the Compensation Committee of the Board of Directors, a pro-rated bonus based on his or her performance prior to termination. Accordingly, Mr. Poe may be awarded a pro-rated bonus in calendar year 2004 based on his performance as Chief Executive Officer through October 6, 2003.